Exhibit 99.1

Press Release

SGH Appoints Mark Papermaster as Independent Member of Board of Directors

MILPITAS, Calif.—(BUSINESS WIRE)— SMART Global Holdings, Inc. (“SGH”) (Nasdaq: SGH) today announced the appointment of Mark Papermaster, Chief Technology Officer and Executive Vice President of Technology and Engineering at Advanced Micro Devices, Inc. (Nasdaq: AMD), to its board of directors, effective August 22, 2022.

“We are pleased to have Mark join our board at SGH,” commented Mark Adams, President and CEO of SGH. “His extensive experience and accomplishments in advancing technology, redesigning engineering processes and leading innovative teams in transforming AMD will be invaluable to SGH.”

Mr. Papermaster brings more than 35 years of engineering and technology industry experience to the board. At AMD, for over a decade, he has been responsible for technical direction and product development including microprocessor design, input/output (I/O) and memory, system-on-chip (SOC) methodology, and advanced research. He previously served as the leader of the Silicon Engineering Group at Cisco Systems, Inc., as senior vice president of Devices Hardware Engineering for iPod and iPhone at Apple, Inc., and in multiple roles in technology and server development at IBM Corp. Mr. Papermaster received his bachelor’s degree from the University of Texas at Austin and master’s degree from the University of Vermont, both in Electrical Engineering. He is a long-term member of the University of Texas Cockrell School of Engineering Advisory Board, the Juvenile Diabetes Research Foundation, CTO Forum Advisory Board, IEEE Industry Advisory Board and the Global Semiconductor Alliance Board of Directors.

About SMART Global Holdings – SGH

At SGH, our companies are united by a drive to raise the bar, execute with discipline and focus on what’s next for the technologies that support and advance the world. Across computing, memory, and LED lighting solutions, we build long-term strategic partnerships with our customers. Backed by a proven leadership team, we operate with excellence around the globe while unlocking new avenues of growth for our business and industry.

Learn more about us at SGHcorp.com.

Investor Contact:

Suzanne Schmidt

Investor Relations

ir@smart.com

PR Contact:

Valerie Sassani

VP Marketing & Communications

pr@sghcorp.com